November 7, 2011

Globe Specialty Metals Reports an Increase in Net Income in the First Quarter of Fiscal 2012 to $20.7 Million From $15.5 Million in the Fourth Quarter of Fiscal 2011 and $2.2 Million in the First Quarter of Fiscal 2011

•	Diluted earnings per share of $0.27, up from $0.20 in the fourth quarter of fiscal 2011 and $0.03 per share in the first quarter of fiscal 2011.
•	EBITDA on a comparable basis of $42.5 million, down slightly from $43.8 million in the fourth quarter of fiscal 2011 and up from $17.2 million in the first quarter of fiscal 2011.
•	We are currently operating at full capacity, subject to planned maintenance outages, with all production made to fill specific customer contracts.
•	We closed the acquisition of Alden Resources in July with the support of a $50 million term loan facility led by BNP Paribas.

New York, November 7, 2011 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the fiscal first quarter of 2012 ended September 30, 2011.

Net sales for the quarter of $174.9 million were relatively flat with the fourth quarter of fiscal 2011 and 27% higher than the first quarter fiscal 2011.  Shipments of 54,285 MT were 4% lower than the fourth quarter of fiscal 2011 and 7% lower than the first quarter of fiscal 2011.  Net income attributable to GSM for the first quarter was $20.7 million, compared to $15.5 million in the fourth quarter of fiscal 2011 and $2.2 million in the first quarter of fiscal 2011.  Diluted earnings per share for the quarter were $0.27 per share, compared to $0.20 per share in the fourth quarter of fiscal 2011 and $0.03 per share in the first quarter of fiscal 2011.  Diluted earnings per share on a comparable basis were $0.28 per share, compared to the same amount in the fourth quarter of fiscal 2011 and $0.08 per share in the first quarter of fiscal 2011.

EBITDA for the quarter was $41.3 million, compared to $36.8 million in the fourth quarter of fiscal 2011 and $13.9 million in the first quarter of fiscal 2011.  EBITDA on a comparable basis was $42.5 million, compared to $43.8 million in the fourth quarter of fiscal 2011 and $17.2 million in the first quarter of fiscal 2011.

As previously announced, we expected sales and EBITDA to decline modestly in the first quarter.  However, sales in the quarter remained relatively flat with the fourth quarter of fiscal 2011, with a decline in shipments offset by an increase in average selling price.  EBITDA on a comparable basis declined less than expected from the fourth quarter of fiscal 2011. The small decline is primarily due to the modest mix shift towards ferrosilicon being partially offset by an unrealized foreign exchange gain.  Also as previously announced, we had a modest increase in finished goods inventory at the end of the quarter which is being used to fulfill customer contracts in the current quarter.  Diluted earnings per share on a comparable basis remained flat with the fourth quarter of fiscal 2011 primarily due to a decline in our effective tax rate and the unrealized foreign exchange gain which offset the gross margin decline from the modest mix shift towards ferrosilicon.

Sales increased in the quarter from the first quarter of fiscal 2011 due to higher average selling prices and shipments declined primarily due to the end of the calendar 2010 arrangement to ship products at cost from our former plant in Brazil to a European customer.  EBITDA on a comparable basis increased in the quarter from the first quarter of fiscal 2011 due to significantly higher average selling prices, which benefited from our long-term contracts expiring at the end of calendar 2010.

Cash and cash equivalents totalled $152.3 million at September 30, 2011 and total debt was $106.1 million, including the Alden acquisition financing, and included $15.0 million of bank financing for the Alloy, West Virginia joint venture.

Cash flow provided by operating activities was $12.4 million in the quarter, compared to $18.5 million in the fourth quarter of fiscal 2011 and $15.2 million in the first quarter of last year.  Inventories increased by $13.7 million in the first quarter and are expected to return to previous levels by the end of the second quarter.  During the first quarter, cash flows used in investing activities totalled $82.9 million and was comprised of $73.2 million for the acquisition of Alden Resources and $9.7 million for capital expenditures which were largely related to spending for planned maintenance outages at our Selma, Alabama, Alloy, West Virginia and Beverly, Ohio plants.  Cash provided by financing activities totalled $56.9 million, including the $50.0 million term loan and a $5.0 million drawdown of our revolving credit facility used to finance the Alden acquisition.

Diluted earnings per share on a comparable basis were as follows:

	FY 2012	FY 2011
	First Quarter	Fourth Quarter	First Quarter
Reported Diluted EPS	$0.27	$0.20	0.03
Tax rate adjustment	-	-	0.02
(Gain) loss on sale of business and associated FX gain	-	0.06	-
Niagara Falls and Selma start-up costs	-	-	0.03
Transaction and due diligence expenses	0.01	0.02	-
Diluted EPS, excluding above items	$0.28	$0.28	0.08

First quarter results were negatively impacted by $1.0 million of after-tax transaction-related and due diligence expenses and $0.3 million of after-tax currency gain related to the settlement of a liability for our former Brazilian plant, which are included in the above table.

First quarter EBITDA, excluding the items listed below, was $42.5 million. EBITDA on a comparable basis was as follows:

	FY 2012	FY 2011
	First Quarter	Fourth Quarter	First Quarter
Reported EBITDA	$41,251	$36,800	13,934
(Gain) loss on sale of business and associated FX gain	(473)	4,249	-
Niagara Falls and Selma start-up costs	-	-	3,236
Transaction and due diligence expenses	1,680	2,745	-
EBITDA, excluding above items	$42,458	$43,794	17,170

In July 2011 Globe completed the acquisition of Alden Resources, a leading global provider of specialty metallurgical coal for the silicon metal and silicon-based alloy industries.  Specialty metallurgical coal is a key ingredient in the production of silicon metal.  By acquiring Alden, Globe secures a stable, long-term and low-cost supply of this key raw material while maintaining Alden's position as a leading supplier to other silicon and silicon-based alloy producers.  The acquisition was partially financed with a $50 million term loan facility led by BNP Paribas.

Globe CEO Jeff Bradley commented, “Results for the quarter were better than expected and we currently continue to operate at full capacity with all our production made to fill specific customer contracts.  Our order book is full for the remainder of the calendar year and we are continuing to negotiate and book contracts for calendar 2012 delivery.”  Bradley continued, “We are very pleased to have recently closed the Alden acquisition and are already beginning to benefit from having a captive high-quality supply of this critical raw material as we continue to identify other ways to increase production and lower costs.  We are executing our integration strategy and growth plans for Alden and remain actively engaged in pursuing  other growth opportunities.”

Conference Call

Globe will review first quarter results during its quarterly conference call tomorrow, November 8, 2011, at 9:00 a.m. Eastern Time. The dial-in number for the call is 877-293-5491. International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register. The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com. Click on the November 8, 2011 Conference Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York City. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.

Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

EBITDA

EBITDA is a non-GAAP measure.

We have included EBITDA to provide a supplemental measure of our performance which we believe is important because it eliminates items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. A reconciliation of EBITDA to net income is provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com
Or Jeff Bradley, 212-798-8122 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Net sales	$174,862	175,934	137,352
Cost of goods sold	127,650	126,296	116,881
Selling, general, and administrative expenses	14,801	15,819	12,211
Research and development	-	10	32
(Gain) loss on sale of business	(54)	4,249	-
Operating income	32,465	29,560	8,228
Other income (expense):
Interest income	12	131	35
Interest expense, net of capitalized interest	(1,388)	(988)	(983)
Foreign exchange gain (loss)	1,324	(139)	(296)
Other income	162	674	228
Income before provision for income taxes	32,575	29,238	7,212
Provision for income taxes	11,488	12,509	4,354
Net income	21,087	16,729	2,858
Income attributable to noncontrolling interest, net of tax	(394)	(1,184)	(696)
Net income attributable to Globe Specialty Metals, Inc.	$20,693	15,545	2,162
Weighted average shares outstanding:
Basic	75,019	74,933	74,580
Diluted	76,789	76,777	76,121
Earnings per common share:
Basic	$0.28	0.21	0.03
Diluted	0.27	0.20	0.03

EBITDA:
Net income	$21,087	16,729	2,858
Provision for income taxes	11,488	12,509	4,354
Net interest expense	1,376	857	948
Depreciation and amortization	7,300	6,705	5,774
EBITDA	$41,251	36,800	13,934

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2011	2011	2010
Assets
Current assets:
Cash and cash equivalents	$152,320	166,208	159,549
Accounts receivable, net	68,158	60,871	50,594
Inventories	123,612	109,292	94,780
Prepaid expenses and other current assets	22,706	27,876	24,054
Total current assets	366,796	364,247	328,977
Property, plant, and equipment, net	321,427	229,977	224,802
Goodwill	53,642	53,503	51,988
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	8,806	8,640	8,359
Deferred tax assets	217	217	71
Other assets	25,943	21,208	3,177
Total assets	$777,308	678,269	617,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,302	39,947	49,823
Current portion of long-term debt	11,111	-	10,045
Short-term debt	1,105	1,094	6,219
Revolving credit agreements	15,000	12,000	-
Dividend payable	15,007	-	11,269
Accrued expenses and other current liabilities	41,351	34,475	39,273
Total current liabilities	124,876	87,516	116,629
Long-term liabilities:
Revolving credit agreements	39,989	34,989	16,000
Long-term debt	38,889	-	4,814
Deferred tax liabilities	22,794	23,264	6,645
Other long-term liabilities	28,362	17,224	18,167
Total liabilities	254,910	162,993	162,255
Stockholders’ equity:
Common stock	8	8	7
Additional paid-in capital	400,683	399,900	395,312
Retained earnings	85,986	80,300	29,654
Accumulated other comprehensive loss	(2,736)	(2,995)	(4,218)
Treasury stock at cost	(4)	(4)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	483,937	477,209	420,751
Noncontrolling interest	38,461	38,067	34,845
Total stockholders’ equity	522,398	515,276	455,596
Total liabilities and stockholders’ equity	$777,308	678,269	617,851

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Cash flows from operating activities:
Net income	$21,087	16,729	2,858
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	7,300	6,705	5,774
Share-based compensation	461	457	1,275
(Gain) loss on sale of business	(54)	4,249	-
Deferred taxes	(516)	4,958	-
Changes in operating assets and liabilities:
Accounts receivable, net	(6,809)	919	5,214
Inventories	(13,719)	(10,603)	(7,777)
Prepaid expenses and other current assets	1,204	777	1,527
Accounts payable	(3,251)	(4,587)	1,368
Accrued expenses and other current liabilities	8,757	(3,856)	4,117
Other	(2,095)	2,767	853
Net cash provided by operating activities	12,365	18,515	15,209
Cash flows from investing activities:
Capital expenditures	(9,711)	(8,263)	(10,124)
Acquisition of business, net of cash acquired	(73,194)	-	-
Working capital adjustments from acquisition of businesses, net	-	-	(2,038)
Net cash used in investing activities	(82,905)	(8,263)	(12,162)
Cash flows from financing activities:
Net borrowings (payments) of long-term debt	50,000	(10)	(2,153)
Net borrowings (payments) of short-term debt	11	562	(1,851)
Net borrowings on revolving credit agreements	8,000	-	-
Proceeds from stock option exercises	112	226	3,683
Other financing activities	(1,241)	-	-
Net cash provided by (used in) financing activities	56,882	778	(321)
Effect of exchange rate changes on cash and cash equivalents	(230)	(135)	(206)
Net (decrease) increase in cash and cash equivalents	(13,888)	10,895	2,520
Cash and cash equivalents at beginning of period	166,208	155,313	157,029
Cash and cash equivalents at end of period	$152,320	166,208,	159,549

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$701	848	615
Cash paid for income taxes, net	4,145	15,377	1,159

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Three Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010
Shipments in metric tons*:	54,285	56,580	58,448

Average selling price ($/MT):	$2,894	2,862	2,161

Average selling price ($/lb.):	$1.31	1.30	0.98

* Excludes by-products and other